Exhibit 23.b.






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Great Plains Energy
Incorporated of our report dated January 30, 2002 (relating to the financial statements of DTI Holdings, Inc ("the
Company") and Subsidiaries not presented separately herein and which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's filing for reorganization under Chapter 11 of the Federal
Bankruptcy Code, substantial doubt about the Company's ability to continue as a going concern and an impairment charge recorded by the Company), appearing in the Annual
Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2001.

We also consent to the reference to us under the heading
"Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP



St. Louis, Missouri
April 29, 2002